EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Celadon Group, Inc.:

We consent to the use of our reports dated August 25, 2005, with respect to the consolidated balance sheet of Celadon Group, Inc. as of June 30, 2005, and the related consolidated statements of earnings, stockholders’ equity, and cash flows for the year ended June 30, 2005, and related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2005 and the effectiveness of internal control over financial reporting as of June 30, 2005, incorporated herein by reference.

/s/ KPMG LLP

Indianapolis, Indiana
January 22, 2006